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As filed with the Securities and Exchange Commission on June 6, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO-I
(Amendment No. 1)
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

SYNOPSYS, INC.
(Name of Subject Company—Issuer and Filing Person—Offeror)

OPTIONS TO PURCHASE COMMON STOCK,
par value $0.01 per share
(Title of Class of Securities)

871607 10 7
(CUSIP Number of Class of Securities)

Aart J. de Geus
Chief Executive Officer
SYNOPSYS, INC.
700 E. Middlefield Road
Mountain View, California 94043
Telephone: (650) 584-5000
(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

Rex S. Jackson, Esq. Chris Sadeghian, Esq. SYNOPSYS, INC. 700 E. Middlefield Road Mountain View, California 94043 Telephone: (650) 584-5000	Timothy J. Moore, Esq. John T. McKenna, Esq. COOLEY GODWARD LLP Five Palo Alto Square, 3000 El Camino Real Palo Alto, California 94306-2155 Telephone: (650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$32,952,202	$3,878.47

*
Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 8,514,781 shares of Common Stock of Synopsys, Inc., par value $0.01 per share ("Common Stock"), having an aggregate value of $32,952,202 will be exchanged pursuant to this offer. The aggregate value is calculated based upon the Black-Scholes option pricing model as of March 1, 2005.

**
$117.70 per $1,000,000 of the aggregate offering amount (or .0001170 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #6 for Fiscal Year 2005, effective December 13, 2004. The filing fee was previously paid with the Schedule TO filed with the Securities and Exchange Commission on May 25, 2005.

☐
Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  Third-party tender offer subject to Rule 14d-1.

  ☒
  Issuer tender offer subject to Rule 13e-4.

  ☐
  Going-private transaction subject to Rule 13e-3.

  ☐
  Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

SCHEDULE TO

(AMENDMENT NO. 1)

        This Amendment No. 1 to Schedule TO amends and supplements the Offer to Exchange Outstanding Options To Purchase Common Stock on Schedule TO (the "Offer to Exchange") filed with the Securities and Exchange Commission on May 25, 2005, in connection with Synopsys, Inc.'s (the "Company") offer to exchange all stock options to purchase shares of the Company's common stock, par value $0.01 per share, with exercise prices greater than $25.00 per share currently outstanding under all of the Company's stock option plans, for a lesser number of options to be granted under the Company's 1998 Nonstatutory Stock Option Plan, upon the terms and conditions set forth in the Offer to Exchange.

ITEM 12. EXHIBITS.

Exhibit Number	Description
99.(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated May 25, 2005.
99.(a)(1)(B)*	Summary of Terms of Offer to Exchange Outstanding Options to Purchase Common Stock.
99.(a)(1)(C)*	Form of Electronic Transmittal Letter.
99.(a)(1)(D)*	Form of Handwritten Transmittal Letter.
99.(a)(1)(E)*	Mellon Investor Services LLC Form of Stock Option Exchange Election Electronic Log-In Pages.
99.(a)(1)(F)*	Form of Handwritten Stock Option Exchange Election Form.
99.(a)(1)(G)*	Form of Handwritten Change of Election Form.
99.(a)(1)(H)*	Instructions for Using the Value Exchange Matrix.
99.(a)(1)(I)*	Value Exchange Matrix.
99.(a)(1)(J)*	PowerPoint presentation to employees entitled "Synopsys Stock Option Exchange Program."
99.(a)(1)(K)**	Synopsys, Inc.'s Preliminary Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 30, 2005, and incorporated herein by reference.
99.(a)(1)(L)**	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on March 30, 2005.
99.(a)(1)(M)**	Employee Frequently Asked Questions (FAQ), dated March 30, 2005.
99.(a)(1)(N)***	Synopsys, Inc.'s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 19, 2005, and incorporated herein by reference.
99.(a)(1)(O)***	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on April 19, 2005.
99.(a)(1)(P)***	Text of an email message to Synopsys managers, dated April 19, 2005.
99.(a)(1)(Q)***	Employee Frequently Asked Questions (FAQ), dated April 19, 2005.
99.(a)(1)(R)****	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on May 23, 2005.
99.(a)(1)(S)****	Text of an email message to Synopsys managers from Jan Collinson, dated May 23, 2005.
99.(a)(1)(T)****	Text of an article posted on Synopsys' intranet on May 23, 2005 entitled "Employee Stock Option Exchange Program Approved."
99.(a)(1)(U)	Synopsys, Inc.'s Annual Report on Form 10-K for its fiscal year ended October 31, 2004, filed with the Securities and Exchange Commission on January 12, 2005, and incorporated herein by reference.

99.(a)(1)(V)	Synopsys, Inc.'s Quarterly Report on Form 10-Q for its fiscal quarter ended January 31, 2005, filed with the Securities and Exchange Commission on March 10, 2005, and incorporated herein by reference.
99.(a)(1)(W)	Synopsys, Inc.'s Quarterly Report on Form 10-Q for its fiscal quarter ended April 30, 2005, filed with the Securities and Exchange Commission on June 2, 2005, and incorporated herein by reference.
99.(a)(1)(X)	Form of Electronic Reminder Notice.
99.(b)	Not applicable.
99.(d)(1)
Synopsys' 1992 Stock Option Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-77597), filed with the Securities and Exchange Commission on May 3, 1999.
99.(d)(2)
Synopsys' 1998 Nonstatutory Stock Option Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-50947), filed with the Securities and Exchange Commission on April 4, 1998.
99.(g)	Not applicable.
99.(h)	Not applicable.

*
Previously filed with the Schedule TO filed with the Securities and Exchange Commission on May 25, 2005, and incorporated herein by reference.

**
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on March 30, 2005, and incorporated herein by reference.

***
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on April 19, 2005, and incorporated herein by reference.

****
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on May 23, 2005, and incorporated herein by reference.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

        Not applicable.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

SCHEDULE TO

(AMENDMENT NO. 1)

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Dated: June 6, 2005

SYNOPSYS, INC.
By:	/s/ REX S. JACKSON
Name:	Rex S. Jackson
Title:	Acting Chief Financial Officer, Senior Vice President and General Counsel

INDEX OF EXHIBITS

Exhibit Number	Description
99.(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated May 25, 2005.
99.(a)(1)(B)*	Summary of Terms of Offer to Exchange Outstanding Options to Purchase Common Stock.
99.(a)(1)(C)*	Form of Electronic Transmittal Letter.
99.(a)(1)(D)*	Form of Handwritten Transmittal Letter.
99.(a)(1)(E)*	Mellon Investor Services LLC Form of Stock Option Exchange Election Electronic Log-In Pages.
99.(a)(1)(F)*	Form of Hard Copy Stock Option Exchange Election Form.
99.(a)(1)(G)*	Form of Hard Copy Change of Election Form.
99.(a)(1)(H)*	Instructions for Using the Value Exchange Matrix.
99.(a)(1)(I)*	Value Exchange Matrix.
99.(a)(1)(J)*	PowerPoint presentation to employees entitled "Synopsys Stock Option Exchange Program."
99.(a)(1)(K)**	Synopsys, Inc.'s Preliminary Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 30, 2005, and incorporated herein by reference.
99.(a)(1)(L)**	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on March 30, 2005.
99.(a)(1)(M)**	Employee Frequently Asked Questions (FAQ), dated March 30, 2005.
99.(a)(1)(N)***	Synopsys, Inc.'s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 19, 2005, and incorporated herein by reference.
99.(a)(1)(O)***	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on April 19, 2005.
99.(a)(1)(P)***	Text of an email message to Synopsys managers, dated April 19, 2005.
99.(a)(1)(Q)***	Employee Frequently Asked Questions (FAQ), dated April 19, 2005.
99.(a)(1)(R)****	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on May 23, 2005.
99.(a)(1)(S)****	Text of an email message to Synopsys managers from Jan Collinson, dated May 23, 2005.
99.(a)(1)(T)****	Text of an article posted on Synopsys' intranet on May 23, 2005 entitled "Employee Stock Option Exchange Program Approved."
99.(a)(1)(U)	Synopsys, Inc.'s Annual Report on Form 10-K for its fiscal year ended October 31, 2004, filed with the Securities and Exchange Commission on January 12, 2005, and incorporated herein by reference.

99.(a)(1)(V)	Synopsys, Inc.'s Quarterly Report on Form 10-Q for its fiscal quarter ended January 31, 2005, filed with the Securities and Exchange Commission on March 10, 2005, and incorporated herein by reference.
99.(a)(1)(W)	Synopsys, Inc.'s Quarterly Report on Form 10-Q for its fiscal quarter ended April 30, 2005, filed with the Securities and Exchange Commission on June 2, 2005, and incorporated herein by reference.
99.(a)(1)(X)	Form of Electronic Reminder Notice.
99.(b)	Not applicable.
99.(d)(1)
Synopsys' 1992 Stock Option Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-77597), filed with the Securities and Exchange Commission on May 3, 1999.
99.(d)(2)
Synopsys' 1998 Nonstatutory Stock Option Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-50947), filed with the Securities and Exchange Commission on April 4, 1998.
99.(g)	Not applicable.
99.(h)	Not applicable.

*
Previously filed with the Schedule TO filed with the Securities and Exchange Commission on May 25, 2005, and incorporated herein by reference.

**
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on March 30, 2005, and incorporated herein by reference.

***
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on April 19, 2005, and incorporated herein by reference.

****
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on May 23, 2005, and incorporated herein by reference.

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SCHEDULE TO (AMENDMENT NO. 1)
  ITEM 12. EXHIBITS.
  ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.
SIGNATURE
INDEX OF EXHIBITS